Exhibit 13

In the Field Winc winemaker Ryan Zotovich

Ryan Zotovich: At the end of the day, you're just trying to make people happy. So for me, it happens in the vineyard. If you start off with high quality grapes in the right place and you have the best raw ingredients, you're going to make an awesome product. At that point, you're just shepherding it through the process. Work with a great site, work with a great grower, you work with great grapes. You put it in a bottle, you know it’s good, but you hope that everybody else enjoys it. Because there's this other side of it, right. Like everybody’s palate’s different. So you're really hoping that people are gonna like what you did.

That’s the thing that’s cool about wine. There is a wine for everybody. There’s a style for everybody, there’s a grape for everybody. I think there's a lot of mystique around wine. So it’s all about giving people the tools and the education they need to understand wine a little bit better.

So what we do here is I make wines that I like to drink, but I also know that that’s not everybody. We appreciate all the different varietals. They all have a home somewhere in every style of being made. So you get to decide which one you like. So what we’re trying to do with Winc is build that level of trust to where when the bottle shows up, you know it’s going to be good. With wine, if you're always getting wine that you like then you're gonna be happy.

Invest in Winc - An Online Public Offering with SeedInvest

Brian Smith: Wine is a complex world, and that’s the beauty of it, but our idea was to break down that complexity and create a simple user interface. One of the first phases of innovation for us was starting to get our hands dirty and getting into the wine making, getting into the vineyards. From there we’ve been building a national wholesale presence with independent restaurants, retailers, and now chains across the United States for the past three years.

Geoff McFarlane: I don’t think I ever had an idea it was gonna blow up and grow as fast as it has. If you asked us that seven years later if we sold 13 million bottles, done close to $170 million in revenue, had over 500,000 customers in the lifetime of the business, we’d have to pinch ourselves. We’re really excited about what we’ve accomplished, but what’s amazing is we now have this platform that allows us to market and bring new customers into our brand. With this new investment, we’d be able to create and invest in new products and actually look at acquisitions.

Our platform is positioned from scale brands that have been built in tasting rooms with their community of wine drinkers and help grow them nationally and grow them digitally and still stay true to the great wine makers and entrepreneurs that started those brands.

Brian Smith: Winc’s always been about the customer. That’s where we started. One of the best examples of using customer feedback is really one of our top brands, which is Summer Water. So we completely evolved the sourcing strategy based on customer feedback. Each vintage we’ve improved reorder rates, the ratings, and really improved the wine on behalf of our customers.

We’ve always been about the democratization of wine. Our customers inform what we make. They allow us to do what we love. There’s been this amazing relationship, and we wanted to take that one step further. We wanted to take an engaged community, allow them to participate with us in the growth of the company. We wanted to talk to new consumers. We wanted to talk to sophisticated investors who might be interested in our model and see the future vision of the opportunity that we see. It’s an opportunity to invest in a product that we all love, to invest in an innovative and disruptive company, and it’s an opportunity to be a part of the Winc community.

Winc Investor Webinar

Lauren: Hi, everyone. Thank you for taking the time to join us today for Winc’s first investor webinar. My name is Lauren, and I'm part of the venture growth team here at SeedInvest. Winc is our latest Reg A+ campaign currently accepting reservations on SeedInvest as it awaits qualification by the SEC. As a reminder, Winc is a consumer driven wine producer and retailer. Today we have president Brian Smith and CEO Geoff McFarlane, both cofounders, with us here today to talk more about the company and investment opportunity as well as answer questions from the crowd. If you have any specific questions that you would like for them to answer, please feel free to type them into the questions box on the righthand side control panel. With that, I will hand it over to Brian and Geoff.

Brian Smith: Thanks very much. Thanks for joining us. I'm Brian Smith. This is Geoff McFarlane. We appreciate you taking some time to learn about our business. As you can see, Winc is a modern winery. In order to understand what that is, I think it’s really helpful to go back to the beginning of the business, the genesis of the business. We started with a really simple idea, which was how do you connect the consumer of today, the consumer of tomorrow with a complex category? How do you make it easy for those people to discover and enjoy great wine? From that simple concept, I think it was only natural that we started to look at how people were interacting with brands across consumer categories. Really what this lead to, and I don’t know if anyone would argue with this, is that people are connecting digitally. In many cases, you're seeing across CPG categories, people are connecting through direct to consumer channels. So the initial business was really the first personalized subscription e-commerce business in wine. What that meant was we would listen to our consumers in terms of an initial palate profile, look for preferences, follow ratings, data, information in terms of reorder rates. How they interacted with our wines. Then each month we would make recommendations based on that data.

What we found in that initial phase is that we uncovered some real value that had never really existed in the wine space before. That is that this intimate connection with the emerging consumer—a younger demographic that sort of everyone in the wine space is trying to connect with—created a lot of value. Being able to launch products into people’s homes created a form of not only experiential marketing in a channel that had never existed in wine, but also a new format for trial. So what we found is that we had incredible first party data, incredible connectivity and trust with the consumer. That allowed us to start developing our own brands based on that connection. So the first evolution of our company was vertical integration. So going from just being the consumer facing subscription e-commerce piece to actually getting our hands dirty and producing products, making wines, creating brands, and then launching them into the direct consumer channel and getting immediate feedback from them.

In 2015 we made the decision because of the change in our business model from just e-commerce to being a vertically integrated producer of wines, we changed the brand to Winc. This is really a symbolic moment for us. You can imagine. We started to look a lot more like many of the digitally native and vertically integrative brands that are disrupting all parts of the consumer landscape. So you can think of Harry’s for men’s grooming. Glossier, Casper, you name it. There’s a number of sort of comparable business models across CPG.

What we found is that as we started to get more and more feedback from this really engaged consumer base, we found that we had some brands that were really resonating. They were like the knockout successes. They had high ratings, high reorder rates. We follow social listening. Any number of indicators that really let us know that we were on to something and that we were connecting with a consumer in the right and really delivering products that they loved. What we realized is that we had—within the Winc universe, within the direct to consumer universe, we had built some incredible brands that had never hit the shelf. These were brands that had great affinity with customers, were widely known, had lifestyle press, tasting notes, etcetera, but they never hit the retail shelf. So the last evolution of our business is really developing a national wholesale channel. So taking those brands out—a handful of brands which we call our flagship brands—and launching those into independent restaurants, retailers, and the national chains and wholesale market. So that’s the last evolution of our platform.

In 2017, we had some great sort of industry—There's an industry trend towards premiumization. We were able to capture some really great contribution margin growth and some price point improvements from our original model, which was priced at $13 a bottle. So this year and beyond we really feel that we’ve been building this platform that allows us to build brands and build relationships with consumers in a way that hasn’t been possible in the wine space. That’s really through the direct to consumer proprietary brands and a robust wholesale channel.

Geoff McFarlane: So that’s sort of the history of the company. Here’s some of the history in numbers. I think what’s really impressive is that we’ve been able to build the platform, generate significant revenue online, really improve our contribution margin over time, while collecting consumer data that’s allowing us to really create new products, expand new products, and improve products that we’re working on on a year over year basis. While also continuing to grow our core brands. Then you can also see through our national wholesale platform, we’re not at 48 states and growing our points of distribution to more and more accounts with some really impressive accounts. So that’s a little bit of a precursor to our platform that Brian will dig into a little bit more.

Brian: Yeah. So when I'm taking you through sort of the history of how the company has innovated and how we’ve changed and some of the numbers that Geoff just mentioned, we really feel like we’ve built one of the first tech enabled beverage alcohol platforms. So it’s helpful to talk in a little bit more detail about what that is and how that works. So really we have two sales channels. Winc membership, which is incredibly valuable for us. It, as I mentioned, provides a direct connection with consumer. We get amazing first party data and feedback from our customers. We’ve built trust with them, so it allows us to be more creative and more flexible in terms of what we put out in the market and how we create experiences. From a business perspective, it offers predictable revenue stream. It’s really a channel for—It’s really a robust channel for marketing, product discovery, and product innovation. So that’s where a lot of our great ideas and product launches start.

National wholesales become sort of the other incredibly important piece of this. I don’t think there’s anyone—I don’t think there are many people in wine, or anyone in wine, that’s unlocked sort of this synergistic nature of these two. You certainly see it in other categories—cosmetics, apparel—but you really don’t see it in wine. That is leveraging the connection to the consumer in the digital marketing playbook to build awareness and trial, and then taking those brands into national wholesale where we scale those brands with traditional retail and restaurant partners. What that does is it puts our portfolio of brands in more touch points for the customer. It allows more engagement in really scaling up the individual brands. You see the information below Is really more detail on the platform. When you think about the platform, what we’ve built over the last couple of years is really key capabilities and integration across all of these categories.

So Winc, as a business, we do our production. We have an in-house creative team. We do all of our own performance marketing. We do our supply chain and demand planning. We do all of our warehouse and fulfillment is all internal. We’ve got a burgeoning and expanding national wholesale team. I think it’s really—A modern winery is this platform where everything is integrated. When everything is integrated and in-house, it allows for current and future opportunities to continue to optimize, be faster, be more nimble, and be more efficient than anything the wine space has seen.

Here’s just a few examples of our flagship brands. You may have seen some of these in the past. There are certainly many customers out there that are familiar with Summer Water and potentially not familiar with Winc. I think the important thing is here—Certainly would encourage you to go out and taste these wines and try the product. But I think the important thing here is as you can see, these individual brands have their own trajectories of growth. They’ve got their own personalities. We believe that these are brands that can really be optimized on the platform.

The other consideration here is, as you can see, as a subscription e-commerce business, we had different brands that were all sort of the same size and scale. They weren’t brands that were really growing, and they weren’t brands that really had their own enterprise value attached to them. So you can see that our branded portfolio on the bottom numbers continues to become more and more significant as you look at contribution to our overall revenue.

Geoff: When we take a look at sort of the long-view of our company and what we’re trying to build over the next five and ten years as we continue to build on it, we’re really trying to build a portfolio of great brands. Those brands are what we think will make up the true enterprise value of the company, and really what drives profitability and cashflow over the long term. So as we continue to grow those brands, they become sort of the predictable revenue every year as consumers love them and they will drive better margins, higher growth rates. So what we’re really trying to do is use the online channel to really market those brands, attract new customers to those brands, and launch and find new brands. As well as as we look at acquisitions bring brands into that channel and introduce those brands to more customers. But in over time, using those two channels together, we’ll be able to really drive the enterprise value of our portfolio of brands.

You can see in the alcohol space, there’s great multiples on brands. I think that that is due to the three tier system in the United States makes it really challenging to launch new brands. For those of you that don’t know what the three tier system is, it was basically a law created out of prohibition that separated the three tiers of alcohol into production, distribution, and then retail. Retail would be both restaurants and off-premise at say like a Whole Foods or a Kroger. You're only allowed to own one piece of that channel. It creates a challenging sort of telephone game to launch new products. So you create a new product as a supplier and then you have to go talk a distributor into beginning to sell that product. The distributor then has to go sell that product into a retailer, and then a retailer has to sell it to a consumer.

So it’s created this very, very disconnected industry from producer to consumer. Having the direct to consumer channel where we can connect directly online allows us to launch and create brands at a much higher rate and pace and success rate than a traditional wine company. That challenge to launching new brands has also been the reason that brands get such high multiples in the space, and why we believe creating a portfolio of great brands will create a lot of enterprise value.

Brian: So when we talk about our brands, we covered a few of our flagship brands, but it’s important to know that we have a significant pipeline of projects that we’re actively working on and launching. So wanted to share just a few of those. Keep it Chill on the left is a really exciting brand. It’s an extension of Summer Water, which is our lead brand in the wholesale channel. What I think is awesome here or really exciting is we’re changing the behavior for the consumer. So this is a red wine that is intended to be pulled out of your fridge and consumed cold. So we’ve seen some incredible pickup already just since launching last month from Refinery 29 and other lifestyle outlets. We’ve also seen an amazing response from our direct to consumer customers and audience. So that’s a really fun one, really exciting. You can imagine that breaking cold boxes in stores nationwide.

Another wine that we’re just getting ready to release really plays into the natural wine movement. So this is a now added sulfur or [inaudible] organic wine from France, which is an emerging trend but really plays into the overall wellness trend that we’re seeing. Then an idea of we’re always pushing innovation on the product side on behalf of our customers. Pre-Game is some IP that we own in a brand that’s in development. We think there are some really interesting marketing opportunities that play into sort of the sports and social occasions around sports. Clearly canned wine and alternative formats is something that’s very exciting. So these are just a few of the brands that we have in the pipeline, and some of the examples of the intellectual property that we’re currently in development on.

Geoff: So as we look to the future, I think there’s really four key areas that we’ll focus on and we’ll drive growth. Brian touched a little bit on the new brand development that we’ll launch in our direct to consumer channel and test and then scale. Customer acquisition. So we’ll continue to expand our media spend online to acquire additional customers. We get greater return [inaudible] economics on those customers. Then continue to expand our national wholesale team. We’ve invested heavily in expanding that team this year. We’ve added a few executives that, between them, have over 50 years of experience and connections with some of the retailers like Walmart and Target and Costco.

Then the last piece is we feel like there’s been a lot of great brands created through tasting rooms in wine country over the last 10 or 15 years as the direct to consumer channel has really grown in wine. Those brands haven’t been able to expand. They don’t have the ability to hire a national sales team, and they really haven’t been able to move into the digital age and grow. So as we can acquire those brands and put them on our platform, there'd be a lot of synergies that we’d gain in profitability and a lot of scalability that we could bring to those brands when they're sort of stuck in their grow trajectory today.

So that’s our plan for growth. One would be remiss to not mention the great investors that have helped us get to where we are today. We’ve raised most of our capital from venture funds over the last seven years as we’ve scaled this business. Best of our venture partners and the LA forms amplifying cross-cut have been great supporters and helped us build to date. Then we raised some money from a Chinese fund. Earlier this year, a Japanese government back fund to help us continue to build out the platform. They’ve been great supporters of the business, but when we look at the long-term of the business, we really felt like the Reg A+ model and opening this up to a community of evangelists was the next step for our company.

An option would have been to go down sort of a growth equity capital raise where you continue to get into the fund cycle, but we really believe we’re building a long-term company here. We want to be in this for the next 5/10/15 years. So the pats equity for everyone. We’ll be in IPO hopefully sooner rather than later, but this was the next stage in allowing us to continue to raise capital for taking market share. We feel like there’s huge amount of growth opportunity. So additional capital allowed us to continue to invest in those growth channels that we talked about. This allows us to build an evangelist community of investors that will grow with the company and allow us to take it to that path IPO. We felt like this was the best option for capital for the company. So we’re excited to open it up to a group of investors. I think with that we’ll open it up for questions. Thank you guys for your time.

Brian: Thank you.

Lauren: Awesome. Thanks so much. Just quickly, again, anyone that does have a question, feel free to type it under your control panel. We’ll get started. The first question here. “How did you grow Summer Water and how do you see yourself replicating this for future brands?”

Geoff: Want to take that one?

Brian: Yeah, sure. So I mean I think that is the interesting—It’s a great case study. I think we really grew Summer Water through a combination of digital impressions and really early at home consumption. So one thing that we’ve done with Summer Water that’s pretty interesting is Summer Water actually has it’s own digital product. So it’s called Summer Water Society. It’s a rosé subscription. We have a couple thousand person wait list for it every year and it sells out every year. So it’s a really interesting example of sort of the synergies between a digital product and sort of in-store success. So we really leverage that—the Summer Water Society product—in terms of social media and influencer seeding and PR outreach. We were able to leverage what would be considered a relatively small digital product in terms of scale into some really incredible digital moments that created a huge amount of brand awareness. I think early on, we were tiny in terms of production for this brand, but awareness was far beyond how much wine we were actually making.

So the idea is to leverage the playbook or the platform to create connectivity with consumers in the wine space that is challenging without that digital edge. We think that that’s what creates consumer led brands, which is how we refer to our portfolio. We believe in the future it’s a two conversation between the customer and the producer and the brand. It’s not just a make something and push it out to the shelf. So if we can lead with the consumer and bring that consumer to the product at the shelf, we think that is the model for future brand growth. We’re already seeing that across a number of brands in our portfolio.

Lauren: Great, thank you. Next question here. “There are a lot of wine clubs in the market. What differentiates Winc?”

Geoff: Yeah. So I don’t think of us as a wine club. I do think of us as a modern winery with a portfolio of brands. I think that that’s really the key differentiator is that we were really focused on our brands and our products. We believe that through great products and great brands creates great customer experiences. So really our differentiator is our portfolio of brands and our focus on building those relationships and great brands with consumers.

Lauren: Great. Next question. “What kind of brands are you looking to build an acquire? Do you see yourself—"

Geoff: So I think—Sorry. Go ahead.

Lauren: The second part of that was, “Do you see yourself expanding outside of just wine?”

Geoff: Yeah. So I think the types of brands that we would be looking to acquire are brands that we have customer data on that we know customers love that are in the $2 to $10 million in revenue that have built a group of customers that are very passionate about those brands that we feel like we can put on top of our platform. Gain synergies, gain profitability, and really accelerate the growth rate. I think for the next two to three years our goal is to really focus on wine, but we do feel like there is—in beer and in spirits and really in non-alcoholic beverage—there is a lot of direct to consumer brands that are also taking off across the country. We feel like there’s an opportunity to roll those into our platform down the road. We really do see this as sort of the modern alcoholic beverage company over time.

Lauren: Great. Next question here. This person says, “I'm a member and a super fan. Would love to hear about your sustainability and social responsibility plans. This is second only to wanting to see Summer Water minis restocked on the site.”

Brian: Working on both of those things. So yeah. So we’ve actually—Sustainability…There are a couple things here. Our wine team’s constantly working on our go forward strategy in terms of how do we integrate sustainability across production and packaging. Whether that’s the bottle and the capsule, which we actually eliminated capsules from our wines because we found that people were consuming the wines within—early consumption from when they were being shipped. Really, most people are not laying wines down. We eliminated a really significant amount of waste through that initiative. I'd have to check for what it was, but it was huge when you add it up over a year or multiple years. So it’s very top of mind for us as an organization. We continue to set goals on organic production and sustainability and how do we think about these things from a product perspective. I think we probably have reengineered our cardboard box 20 or 30 times to be as efficient as possible. So we think about these things a lot.

We think about being socially responsible too. In the past, for us, it’s been around individual brands. I wouldn’t say that we have a completely clear path, but it is a conversation that we’re having with our team and potentially with the community. In the past, we have done projects where we built two wells on behalf of our customers through a partnership with Charity Water. So I would look for more sort of product driven bright moments and a continued focus on trying to make it a better company that people want to be a part of as both our team and our customers.

Geoff: Summer Water minis will be back on the site next year.

Brian: Oh, yeah.

Geoff: I think we’re all sold out.

Brian: Yeah.

Geoff: They were a bigger success than we expected, and yeah. They were picked up in wholesale faster than we thought. So we sold through those quicker than we had planned this year.

Brian: But ping us and we’ll try and find some in the warehouse.

Lauren: Great. “Is Winc’s ultimate goal to be a one stop shop for all wine drinking occasions for a specific target market, or would you rather have several segments for which you offer distinct value propositions?”

Geoff: Yeah. I mean I think a one stop shop in wine would be a challenging… I think we’re not trying to be a retail store. I think we’re trying to create brands that are scalable and that consumers love. So there would be a limit to the number of brands that we can really invest in and grow and the number of categories and reach ins that we can grow. So I think what we’re trying to do is build a number of brands that fit into each individual segment and that we really feel are scalable brands versus being all of the consumer’s wallet for wine.

Brian: I think the platform does lend itself to future opportunities that we probably haven’t discovered yet. When you think about being a tech enabled beverage platform, we feel like we’re positioned to continue to connect with and cater to the modern consumer. We do have a significant portion of customers that are millennial and Gen X and that is the future of consumption of all categories, but certainly wine and spirits and beverage alcohol for the future. So we feel like we have the toolkit as well as the initial connectivity and relationship with the right customer base to really adapt to what we see as a changing and constantly evolving market on behalf of the customer.

Lauren: “Could you talk a little more about previous plans to launch products in the super premium and higher categories?”

Geoff: Yeah. I mean I think super premium and luxury categories are a secondary focus for us. I think what we’ve really built in most of the products that we’re selling is the fastest growing category, which is that sort of $12 to $20 price point. That’s really been our core focus initially. I think some of the strategic acquisitions that we’d be looking at at brands from tasting rooms would allow us to expand into the super-premium and luxury in a more effective way with a group of customers that are already passionate about those brands and allow us to expand those brands out. They’ve been built over a 10 or 15 year period. Those also require a significantly higher investment in inventory. So we feel like we’re playing in a pretty good space where we can be very efficient, get good contribution margin, and scale brands faster. So it’s a balance between all of those things. We do have some small brands that have been very successful in the sort of $25 and up categories. Baseline and Diviner and [inaudible] is sort of right on the edge of that are three brands that have been relatively successful, but they're growing from a small base. They take time to grow as you really build those brands because you really have to gain a lot of trust with sort of a different consumer than sort of the millennial and Gen X consumer. So we see it as an opportunity, but also hasn’t really been a core focus for us over the last five years.

Lauren: “So far you are a family of wine brands. Do you feel like you will ever want to build a single wine brand which could house multiple wines?”

Geoff: So many of our wines do have multiple SKUs within them. So the Pacificana brand—that is about $2.1 million in revenue for just the chardonnay—does have a zinfandel and cabernet online. We’re still perfecting those products before we launch them out into a broader distribution. Although, the cabernet is close to being rolled out to broader distribution. We are rolling out chardonnay in addition to the Folly of the Beast pinot noir, I believe.

Brian: Post-harvest.

Geoff: Post-harvest this year. So yeah. We absolutely believe that there’s opportunity for SKU expansion within the brands that we’re building. To some degree, the Keep It Chill brand is a line extension of Summer Water. It’s got same label, similar branding, and sort of lifestyle feel to the product that Summer Water had with the rosé.

Lauren: “Given the three level structure of the wine industry, how will you be able to bridge that gap between producer and distributor in your model of being virtually integrated all the way to the retailer.”

Geoff: Yeah. So I think—I mean our goal is not to…Legally we will never be able to be fully vertically integrated from distributor to retailer. So we will always use distributors and retailers as partners to scale our brands. The direct to consumer relationship with data that we have, there is a law that allows you as a winery to ship directly to consumers, which is what we do online. We’ll continue to expand that channel. When we talk about vertical integration, it’s about the direct connection to our e-commerce site, supply chain, and fulfillment. We’ll never be able to roll fully into the retail and distribution channels.

Brian: I would just then add then, I think, wine is a very fragmented category. I think one of the advantages that we have to future wholesale and retail and restaurant partners is we make great products, which is validated by real consumers. We’re able to launch and interact at a speed and in places that just don’t exist. That’s really required to be culturally relevant. I think cultural relevance of brands is kind of why we keep some of our brands distinct before expanding across multiple SKUs. That opportunity is certainly there in the future. Because of our digital expertise, because of direct to consumer, we’re able to capture and create cultural relevance in the wine space. I think that goes a long way towards us being great partners for restaurants and retailers, and really is a vehicle to grow awareness around individual brands in a space that’s quite complex.

So I think you see this—I mentioned this earlier—but I think you see the value of this and the acceptance of this and the excitement around this when you look at retail partnerships that are popping up all the time. Whether it’s Harry’s in Target or any number of brands that started digital first, have an engaged audience of tomorrow’s consumer, can communicate with them, and can really build things through digital that are challenging to build in analog alone. So the wine under indexes e-commerce and these types of businesses and behaviors when you look at apparel and cosmetics and other categories, but that doesn’t mean that it’s not the future. We see that as the opportunity. So we think that there's real strategic value to be explored with independent restaurants, retailers, chains, and restaurants on a national basis.

Lauren: Great. Next question. This person says, “I wasn’t clear about how exactly you will not run a foul with the three ownership federal restrictions for alcohol. What risks do you foresee in this regard?”

Geoff: Yes. So we have a compliance department that is very up on the laws and we operate fully in the black as far as making sure that we pay attention to all the new regulatory rules that come out that—Direct to consumer shipping, we are licensed in every state that we ship to. We follow very closely the laws for that. When in the wholesale channel, at every state that we sell to, we sell to a wholesaler and then our distributor or wholesalers then sells to the retailer. So we follow those laws and pay attention very closely to make sure we’re fully compliant with the liquor boards in every state.

Lauren: “How is Winc planning to move internationally with regards to brands? Is Winc going to use existing brands or foster new brands or buy new brands in each market?”

Geoff: Yeah. So I mean I think the U.S. market is a $70 billion market. It is the largest wine market in the world. We are still very small in comparison to the $70 billion market. So our key focus is on really scaling in the U.S. That being said, some of our brands are already being distributed in Canada, in the Caribbean, in Hong Kong, Japan, and the Scandinavian countries in Europe. So we are slowly building and exporting some of our brands, but it still makes up a very small portion of our revenue. Our core focus is the U.S. for the foreseeable future.

Brian: I think it’s an additional validation though of what we were talking about in terms of the quality of the products and being brand focused. The idea that something can start direct to consumer online and that we would get inbound interest for brands that were becoming popular in the U.S. kind of speaks to the thoughtfulness and the effectiveness of our branding building strategy. People aren’t looking to import wines from the U.S. unless they're quite good and have a lot of momentum.

Lauren: “You mentioned performance marketing a bit earlier. Could you provide some more color on how customer acquisition cost has changed over time and how you see this changing moving forward?”

Geoff: Sure, sure. So in 2018 we were acquiring customers for just under $50. That has come down over time. We do not expect it to continue to come down significantly in the future. Certainly in the consumer space, there has been a trend that acquiring customers is going up. We are consistently optimizing our customer acquisition cost through exploring new channels. We’ve seen some great results this year with some new channels and we’ll continue to explore and expand into new channels. I expect those customer acquisition costs to be in line with payback that we’re—Really we’re focused on what is the lifetime revenue that we’re gonna get out of a customer and what is the payback on what we’re spending to acquire a customer. Our goal is aiming in the six to eight month range for payback on the cost to acquire a customer and three to four times payback over the lifetime of that customer. Two times payback in the first year. So those are really the core goals that we follow internally. Anytime that we’re within those parameters, we’re going to scale our customer marketing aggressively. We’re currently in a period where we’re continually scaling our media, and we expect to scale it pretty significantly through the end of this year.

Lauren: “How large are other U.S. D to C subscription competitors versus Winc on a revenue basis?”

Geoff: You know, we don’t have that reliable of data on everyone. Winc is, I think, the second largest subscription company online, but I don’t have completely reliable data on that. We do believe the largest is Naked Wine. They're not building brands. They're just a acquire a customer and generate as much lifetime value out of that customer. We believe that the long-term value is really building the portfolio of brands. I think we’ve been a first mover in sort of creating the personalized wine club then really using that customer data to really dig into the production and begin to build brands. Then now I think we’re really the only company that is building what we look at as the modern winery that has direct connection with consumer, a portfolio of brands, and omnichannel sales channels.

Lauren: “How many employees do you have at Winc? How many are in each department, including technology?”

Geoff: So we have just under 100 employees. About 35 of those are in our fulfilment centers in Pennsylvania and Central Coast, just north of Santa Barbara. Our national wholesale team is about 12, and then our home office is about 50. Technology and data make up about 20% of our office workforce. So about 10 of our employees. Then the remaining breakdown splits pretty evenly between marketing, product, and operations and GNA.

Lauren: “Can you talk more about your wine making team? How big is that team since you have built wines that are produced in countries around the world?”

Brian: Sure. Yeah. So we have a director of wine making, Ryan Zotovich, incredibly talented wine maker from based in the Central Coast. Young wine maker, really recognized for producing some high quality wines and working on teams such as Sea Smoke and Zotovich Cellars. We’ve got a team of five total working on production and wine making. We do have a network. We’ve been at this for a little bit now, so we do have a network of people, whether they're growers or producers in California and the U.S. and around the world that we work pretty closely with to leverage local knowledge or resources to produce the best wine. So we’re incredibly diverse and incredibly flexible in terms of what we make. But our team is very hands on and very involved and, I think, really well respected in the community. Not just consumers, but certainly the community of who we think are some of the most exciting wine makers in the U.S.

Lauren: “Have you considered opening a wine tasting room in the Santa Barbara area since you already have some facilities there?”

Geoff: We have. We believe that tasting rooms could be on the strategic roadmap in the future. We believe that our core areas of focus for growth right now are sort of online customer acquisition and our wholesale channel. Then as I mentioned earlier, I think the strategic acquisitions that we’re considering making over the next year or two most likely would come with tasting rooms. We do believe there's opportunity to open a Winc tasting room over time, but it’s not on the roadmap over the next six to nine months.

Lauren: “As you transition to a more brick and mortar distribution model, what impact do you expect this will have on unit economics?”

Geoff: Yeah. So I mean I think as we’ve built brands, we’ve been able to really have strong margins with those brands. So in the wholesale channel we see pretty similar contribution margin to the direct to consumer channel. On the wholesale channel, we sell out of our warehouses. The distributors come and pick up the products out of our warehouses and we get our margin. That ranges between 45 and 55% depending on the brand. Then the direct to consumer channel, our margins are greater on the product, but by the time we cover shipping and fulfilment and packing, customer service, credit card fees, and so on we have pretty similar close to 50% margins on most of the boxes we ship. Then our contribution margin drops a little bit with our first month trial that we offer for customers.

Lauren: “From the risk documents you mentioned risks associated. A reduction in the supply of grapes and bulk wine available from independent grape growers and bulk wine suppliers could reduce your annual production of wine. Please confirm that you do not have your vineyards. Do you make all your wine from scratch?”

Brian: We don’t own any vineyard assets. We work with grape growers directly. We do also work with, as I mentioned, we do have partners that will potentially make a component for one of our wines. Or, in some cases, we may shape a wine together with them. They're helping us with sourcing. So we don’t own and vineyards, and really in order to put consistent quality in the bottle, we kind of leverage every other opportunity through our relationships and partners with growers and wine makers, etcetera.

Geoff: Just to continue that on. I mean the flexibility that Brian talked about earlier allows us to really work internationally. If the supply is lower in California, then we’re able to fulfil some of that volume for the online customers through international. As we continue to build brands, like Summer Water, and we know that we’re gonna have a need for production on a multiyear basis, we enter into longer term grape contracts with those vineyards. So we will then work with those growers on a long term basis, purchase the grapes from them, and then make the grapes in the facilities that we work with. So I think that we make wines from scratch where we feel like we can provide the most value to the customer. That ends up being about 35% of our production. Then we make the remaining about 65% in collaboration with growers and winemakers around—Internationally, about 50% of the wines that we sell are international.

Lauren: “What is your demographic breakdown? I have a strong sense that the majority of your consumers may be millennial females. Is that the case? If it is, how do you plan to get your brand voice appeal to the other half of the population?”

Geoff: Yeah. So our breakdown of consumers today is about 40% Millennial, 30% Gen X, and 30% Baby Boomers. We are about somewhere between 60 and 65% female. So we are appealing to a very broad range of demographic, but we certainly skew a little bit more towards female and millennial. We think that that is a good area of the market to be in. Baby Boomers are consuming less and less wine each year. It is not a growing market. Gen X is a fast growing market and millennials are a fast growing market. We don’t have a bunch of data to back this up, but we would venture to bet that an equal amount of males are consuming the wine that we are producing and selling. Typically the e-commerce consumer is a female, but they're in multi-person habituated homes. So we feel like we are applying to a broad demographic, and different brands certainly apply to different groups. Chop Shop probably from the data we have applies more male demographic than female, and Summer Water certainly is more female than male. So we believe that through building a portfolio of brands that we’ll be able to get a diverse group of the population.

Brian: I would just add you're staring at two men currently. But as we look out at our office right now, a significant portion of our leadership team and in fact our team is female as well.

Lauren: “Are you profitable today? If not, can you talk about your timeframe and path to profitability?”

Geoff: Sure. Sure. We are not profitable today. We were close to profitable in 2018. We believe that there's a lot of growth opportunity left in the market and that we can really accelerate growth. So we’re investing heavily this year and sort of began investing heavily in customer acquisition and our wholesale channel growth. It is our goal to be profitable as quickly as possible. We believe that’s in—To give full projections and timeline, I think it depends on how much we believe we can invest in growth. As long as we believe that we’re getting good return on those dollars, we’ll continue to invest in growth until we have a much larger market share. As we look at brand acquisitions, that should increase our profitability. But we’ll continue to manage the company to be ROI positive on the dollars invested. We are profit—If you removed our sales and marketing costs and our investment and growth, we would be profitable today, profitable last year. It’s really an investment in growth.

Lauren: “Can you discuss your timeframe to an IPO, and if an IPO is the most realistic exit strategy?”

Geoff: We believe an IPO is the most realistic exit strategy. It’s certainly the one we control. It’s also what we think is going to create the most value for our shareholders and employees and customers over the long term. As far as the path IPO or timeline, again I think it’s sort of a question of what are the macroeconomic circumstances? How fast we’re growing. What does that path to profitability look like? I think as we look out over the next few years, we see a lot of opportunity for growth. A lot of opportunity to prove our brand acquisitions and bringing it into our platform. It is certainly our goal to move to IPO as quickly as possible. We think that helps with the acquisition strategy. We want to make sure that we have the right solid basis of a company before we go out. We don’t want to go out too early.

Lauren: Great. Okay. We have time for one last question here. The last question is, “Can you further explain your investor perks?”

Geoff: Sure. We might need to pull it up real quick, but it’s different for each tier. Basically each investor is going to receive a grouping of our core brands as well as as you go up in each tier, you'll receive credits to be redeemed on our site for wines. If you join as a member, you'll get those at membership pricing. Then as we move up, there's additional sort of special edition high end luxury pinot noirs, dinners with us and our wine makers. Then I think there’s one where we go through wine making if you're over a certain level, but I’d have to look at the perks.

Brian: We love to put wine in people’s glasses, and we’re proud of the products that we make and create. So the goal around the perks is really to do just that. To really share what we’re proud of, share what you're investing in.

Lauren: Great. Thank you so much. Thank you to everyone who is watching and who asked questions. If you would like to make a reservation in Winc or learn more, you can check out their profile on SeedInvest. Just as a heads up, the company has already received over $1 million in reservations since launching three weeks ago. Thanks again everyone, and this concludes the presentation.

Geoff: Thank you.

Brian: Thank you.

Winc Shares. Drink it. Love it. Own it.

Brian Smith: We aren’t the only wine subscription service or the least expensive, but we do have something that no one else has—the juice. It’s the it factor that sets us apart and keeps people coming back for more. It’s the reason we’re opening up our company to let people like you hold a stake in our future, but more on that later. Let’s go back to where it all began—friends with a simple dream to make great wines more accessible. To democratize wine, to flip the script, and to make something for the people, not just the critics. The plan? We use data to figure out what customers want first and then we go make it.

Winc handles everything. From production to branding to distribution. It’s one of the reasons Fast Company named us one of the 50 most innovative companies of 2019, but more importantly it’s what gives our wine makers the freedom to experiment, color outside the lines, and create modern wines for a new generation of drinkers. It’s the reason our customers can't help but love it. Forbes said the proof is in the bottle, but there’s proof in the numbers too. Since Winc’s launch, we’ve shipped over 13 million bottles with $169 million in revenue. Summer Water raked in $10 million in sales and grew by 38% in 2018.

In response to all the love, we launched our wholesale channel, scaling our business significantly through independent restaurants, retailers, and national chains. Add millions of member ratings, a seriously loyal customer base, and it’s no surprise our revenue has grown by more than 300% in the last four years. But all of this success wouldn’t be possible without people like you, which is why we’ve decided to launch our first public investment opportunity—Winc Shares. Your chance to get in alongside other prominent investors and own it. We’ll continue to push the boundaries of wine making and building something undeniably awesome. Cheers to you.

Did we mention the perks? Here’s a hint, it’s wine. You get wine.

15

Transcript: Cheddar

Date: 8.7.19

https://cheddar.com/media/wine-company-winc-offering-share-to-the-public

Wine company Winc is announcing it’s first public investment opportunity in which people can get a slice of the company through SeedInvest. And for more on this we’re joined by Brian Smith, who is the COO and co-founder of Winc. Brian great to have you here today.

It’s a pleasure to be here thanks so much.

Ok exciting topic we that we’ve got here but first, you’ve gotten funding through the traditional routes, why this SeedInvest route now.

That’s correct, I think in order to understand why we would be doing this now, it’s helpful to roll back with where we started and that is with our customer. So when we started as Club W, we were one o f the first subscription e-commerce wine companies with personalized profiles. It was that engagement with the customer that then allowed us to get to start to get first party data a and a feedback loop a rate and speed that hadn’t existed in the wine business before. We took that feedback and data and started to create brands connected to the consumer, create trial and at home and marketing, and today we have a platform where we now sell into retail and restaurant partners nationwide.

So why go with this for your Series D round, because when you think about companies that do pitch to the public, they tend to be in very early seed stage.

Sure I think this is different, we’re a very mature company with a lot of proof points of success and a lot of brand awareness and I think that’s one of the things that’s so exciting for us actually. So you know we have a significant and engaged community, I mentioned being consumer first, we believe this is a unique opportunity we’ve been looking at it for a long time, but a unique opportunity to open up the company to our current evangelists, to new retail investors, in a way that’s just not possible. This idea of investing in a brand that you like, everyone wants to own a piece of a winery, but investing in one of our flagship brands like Summer Water, or perhaps you’re a Winc member and you love what we do, or you’ve just heard of us of one of the top 50 most innovative companies of 2019 in Fast Company. Regardless, opportunities like this normally aren’t available to the normal investor or the customers of consumer businesses.

For a lot of early investors, how do you sell them on the path to profitability for a business that is engulfed within a $220 billion industry.

Yeah I think that’s another point that’s pretty interesting about what we’re doing is we have had some incredibly talented and supportive investors, you know some real significant names in the consumer space and venture space that believed in us, they continue to believe in us. I think we see a…I don’t think anyone in your audience could argue that people aren’t connecting with brands in a completely unique way and it’s primarily digital and that’s the future. And I think went you look at other categories outside of wine, wine greatly under-indexes we’re way behind. So we think we’re really pioneering the space between connectivity with customers and high velocity consumer led brands.

So for those who aren’t super familiar with SeedInvest do you need to be an accredited investor in order to participate?

For this round you do not have to be an accredited investor.

So it really opens up the number of people that can take part.

It really opens up and that’s the whole idea to create a community of evangelist, the customers that have supported us we’re inviting them to come and take a ride with us and enjoy the success that we’re building together. And anyone can invest with as little as $1000. You know we’re all about democratizing wine this is democratizing the company so we think it’s a really compelling concept its progressive but were extremely excited about it.

Given that you’re offering up equity at this point, later on down the line say years from now, if you ever were to look at going public in a more formal capacity on NYSE or Nasdaq, so forth, what does that prospect look like does that push that out or does it make it more attainable even earlier on in the company’s life?

Yeah I would think having a large base of extremely excited shareholders probably helps move that process along if we were going to do one or two or three more of these in the future I think that puts us in a really nice position based on the fundamentals of the business, so I actually think it is an exciting way to move in that direction and that would be our long term goal.

Apart from equity what are you offering people who do spend $1000 to buy shares of the company.

Our whole vision is just to put wine in people’s glasses and so as you go up from $1500 to $5000 to 2$5000 and beyond, we’ve got everything from some of our flagship brands, we’re gunna give you some wine put some wine in your glass and even spending some time with us in the vineyards so there are some exciting perks there for those who are into it.

Transcript: Yahoo! Finance

Date: 8.8.19

https://finance.yahoo.com/video/winc-disrupting-wine-industry-213718481.html

Host 1: Online direct to consumer retailer that wants to talk or take the hassle rather out of sifting through thousands of wine options that Rick Newman is confused by

Host 2: …I just buy them all.

Host 1: Rick buys them all!

Joining us now to discuss is Winc’s co-founder and COO Brian Smith. So let’s talk a little bit about the business that you guys have. You noted since 2011 you have almost $200 million worth of sales. What’s it look like out there for a direct to consumer wine retailer at this point in a pretty mature DtC market. I think people aren’t scared off by that idea anymore.

Brian: Sure, absolutely not, it’s one of the fastest growing areas of the market. $3 billion in annual revenue, a $70 billion market in the US, the US is the largest wine market. So, it is, it is, there’s a lot of excitement around it. And just to clarify and give a little background on our business model. Winc was started with the simple idea of how do you connect today’s consumer with wine with a complex category and how do you make it easy to discover and find great wine. So that’s part of the business, that’s really where we started. Subscription e-commerce that’s personalized. How we evolved over the years is into something much different and today we’ve really leverage that first party data in connection with consumers that you can really only find in the DtC space to start to actually make wines, build products, and build brands in direct to consumer. Once we build the brands in the direct to consumer we actually sell our brands offline and so you’ll actually find some of our brands like Summer Water and Folly of the Beast at Whole Foods, at Hollywood Bowl, and at independent restaurants and retailers.

Host 1: So you could say it’s almost like a crowd sourced, online based wine that then becomes the real product.

Brian: I might start using that description!

Host 1: There you go! You’re welcome. Let’s talk about how the latest way you’re going about raising money because I think this is an option out there for companies that we don’t hear about too often which is basically a Reg A, Regulation A offering which allows I guess as we discussed basically retail investors to invest in a private company without that company having to actually be public. So talk about that a little.

Brian: That’s right so we’ve you know the company has been around for a while when we talk about starting with the customer and the original concept for Winc…our customer base is a loyal customer base that allows us to do what we do and be more progressive and innovative and a disruptor in the wine space. And so we’ve been thinking about this concept for a long time. Philosophically this idea that you can invest in a product that you engage with that you use that you love. Certainly everyone wants to own a piece of a winery but most of us can’t afford that. And really most us can’t get access to investment opportunities like this. We have a significant group of really well known venture investors and board members and really smart people who have backed the team and the vision of the company and we think its an opportunity to create a new group of evangelists, that’s a combination of existing customers, people that are aware of some of our brands or the company but otherwise don’t get to interact with the brand at this stage sort of pre-IPO. So it’s a really interesting concept for us.

Host 2: Can you get Amazon – can Amazon come into this space.

Um, I think well Amazon is in every space and they’re in the wine space through Whole Foods. So we actually work with Amazon they’re a customer of ours. So they’re essentially doing delivery and own Whole Foods so they’re actually one of our biggest customers. So our view on the beverage alcohol market – and I think this is the case for any CPG category – connectivity and two way communication with the actual customer is key, right? Anything where you’re just making something and sending it out on the shelf you’re going to face challenges. And so we believe that we’ve created one of the first tech-enabled alcoholic beverage companies so we believe that our mode, our digital expertise, our e-commerce, our understanding of the customer, our ability to build brands across channels actually fits in really nicely to the evolving market.

Host 2: So tech and alcohol do mix!

Host 1: Yes alcohol mixes with everything!

Brian just quickly if people want to sign up for Winc what are my options here, what’s it gunna run me, is it monthly, quarterly, yearly what are we looking at?

Brian: Yeah if you’re looking to sign up for Winc as a member its monthly. Typically we’ll select four bottles for you, you can order more than that if you like, you can turn it off you can turn it on, there’s a ton of flexibility. If you’re interested in investing in the company, it’s a minimum $1000 investment and there are perks that are added in as you go up beyond $25000 that just happen to be wine, we love to put wine in people’s glasses and you can find that seedinvest/winc.

Host 1: Alright, Brian Smith, COO and co-founder

[OPENING DISCLAIMER[

This video contains offering materials prepared solely by [company] without the assistance of SI Securities, and not subject to FINRA Rule 2210. In addition, this video may contain forward looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially. Investors are cautioned not to place undue reliance on these forward-looking statements as they are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. Moreover, no person nor any other person or entity assumes responsibility for the accuracy and completeness of forward-looking statements, and is under no duty to update any such statements to conform them to actual results."

1:17 PM

[SUPER]

Welcome to Winc, a modern winery

Wine is sort of a complex world and that’s the beauty of it but our idea was to breakdown that complexity and create a simple user interface.

[SUPER]	Direct-to-Consumer since 2011 (change to: Launched Online in 2011?)

One of the first phases of innovation for us was starting to get our hands dirty and get into the winemaking and get into the vineyards. F

[SUPER]	Building our own Brands Since 2015 (change to: Building a portfolio of brands since 2015? Making our own wine since 2015?)

From there we’ve been building a national wholesale presence with independent retailers, restaurants, and now chains across the united states the past two years.

[SUPER]	Launched Wholesale Channel in 2016 Hollywood Bowl, Whole Foods, Vons, Tao, Ace Hotel New York logos

I don’t think we’d ever have an idea it was going to blow up and grow as fast as it has. If you asked us that 7 years later we’d sold 13 million bottles

[SUPER]	13 million bottles sold

Done over $169 million in revenue

[SUPER]	$169+ million lifetime revenue

Had over 500k customers over the lifetime of the business we’d have to pinch ourselves.

[SUPER]	500k customers

We’re really excited about what we’ve accomplished but what’s amazing is now we have this platform that allows us to market and bring new customers into our brands. And with this new investment we’ll be able to create and invest in new products and actually look at acquisitions.

[SUPER] Serving 48 states; 3100 accounts, restaurants, and hotels

Our platform is positioned to scale brands that have been built in tasting rooms with their own community of wine drinkers and help them grow them nationally and grow them digitally but still stay true to the the great winemakers and entrepreneurs that started those brands.

[SUPER]	Data-driven creation of wines

Winc has always been about the customer, that’s where we started. One of the best examples of using customer feedback is really one of our top brands which is Summer Water.

[SUPER]	$10M in lifetime revenue , 1200 CAGR , 5,000 person waitlist for summer water société

[SUPER]	Cheers! Summer Water

We completely evolved the sourcing strategy based on customer feedback and each vintage we’ve improved reorder rates, the ratings, and really improved the wine on behalf of our customers.

We’ve always been about the democratization of wine. Our customers inform what we make, they allow us to do what we love, there’s been this amazing relationship and we wanted to take that one step further and take an engaged community and allow them to participate in the growth of the company.

[SUPER]	“I love WInc!! Every month I am wowed by new and wonderful selections! This is a must if you love adventure and wine” - Brandi E., member since 2018

We wanted to talk to new consumers, we wanted to talk to sophisticated investors who might be interested in our model and see the future vision of the opportunity that we see.

[SUPER]	Winc Shares. Drink it. Love it. Own it.

It’s an opportunity to invest in a product we all love, to invest in an innovative and disruptive company, and it’s an opportunity to be part of the winc community.

Drink it. Love it. Own it.

Join Us

seedinvest.com/winc

[disclaimer]

Winc is accepting reservations for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the “Commission”) and approval of any other required government or regulatory agency. A reservation is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. A Preliminary Offering Circular that forms a part of the Offering Statement has been filed with the Commission, a copy of which may be obtained from https://www.seedinvest.com/winc

This presentation contains offering materials prepared solely by Winc, Inc. without the assistance of SI Securities, and not subject to FINRA Rule 2210. In addition, this presentation may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially. Investors are cautioned not to place undue reliance on these forward-looking statements as they are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. Moreover, no person nor any other person or entity assumes responsibility for the accuracy and completeness of forward-looking statements, and is under no duty to update any such statements to conform them to actual results.

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM:

Winc, Inc

+1 (855) 885-3761

5340, Alla Rd. Suite, 105

Los Angeles, CA 90066

OR AT

https://www.sec.gov/Archives/edgar/data/1782627/000114420419036465/tv525510_partiiandiii.htm

A Modern Winery

THE COMPANY IS “TESTING THE WATERS” UNDER REGULATION A UNDER THE SECURITIES ACT OF 1933 . THIS PROCESS ALLOWS COMPANIES TO DETERMINE WHETHER THERE MAY BE INTEREST IN AN EVENTUAL OFFERING OF ITS SECURITIES . THE COMPANY IS NOT UNDER ANY OBLIGATION TO MAKE AN OFFERING UNDER REGULATION A . IT MAY CHOOSE TO MAKE AN OFFERING TO SOME, BUT NOT ALL, OF THE PEOPLE WHO INDICATE AN INTEREST IN INVESTING, AND THAT OFFERING MIGHT NOT BE MADE UNDER REGULATION A . IF THE COMPANY DOES GO AHEAD WITH AN OFFERING, IT WILL ONLY BE ABLE TO MAKE SALES AFTER IT HAS FILED AN OFFERING STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (SEC) AND THE SEC HAS “QUALIFIED” THE OFFERING STATEMENT . THE INFORMATION IN THAT OFFERING STATEMENT WILL BE MORE COMPLETE THAN THE INFORMATION THE COMPANY IS PROVIDING NOW, AND COULD DIFFER IN IMPORTANT WAYS . YOU MUST READ THE DOCUMENTS FILED WITH THE SEC BEFORE INVESTING . THIS PRESENTATION CONTAINS OFFERING MATERIALS PREPARED SOLELY BY WINC, INC. WITHOUT THE ASSISTANCE OF SI SECURITIES, AND NOT SUBJECT TO FINRA RULE 2210. IN ADDITION, THIS PRESENTATION MAY CONTAIN FORWARD - LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS BASED INFORMATION CURRENTLY AVAILABLE AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD - LOOKING STATEMENTS AS THEY ARE MEANT FOR ILLUSTRATIVE PURPOSES AND THEY DO NOT REPRESENT GUARANTEES OF FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE, OR ACHIEVEMENTS, ALL OF WHICH CANNOT BE MADE. MOREOVER, NO PERSON NOR ANY OTHER PERSON OR ENTITY ASSUMES RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF FORWARD - LOOKING STATEMENTS, AND IS UNDER NO DUTY TO UPDATE ANY SUCH STATEMENTS TO CONFORM THEM TO ACTUAL RESULTS. NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED. NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALIFIED BY THE SEC . ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE DATE OF QUALIFICATION . AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND. AN OFFERING STATEMENT REGARDING THIS OFFERING HAS BEEN FILED WITH THE SEC. YOU MAY OBTAIN A COPY OF THE PRELIMINARY OFFERING CIRCULAR THAT IS PART OF THAT OFFERING STATEMENT FROM: WINC, INC +1 (855) 885 - 3761 5340, ALLA RD. SUITE, 105 LOS ANGELES, CA 90066 OR AT HTTPS://WWW.SEC.GOV/ARCHIVES/EDGAR/D AT A/1782627/000114420419036465/TV525510_P AR TIIANDIII.HTM

Winc - A Modern Winery Winc is building the modern winery, with a direct connection to the consumer and a portfolio of brands for the next generation of wine drinkers Drink it. Love it. Own it.

Investment Highlights Since launch in 2011 $169M in Revenue 42.4% Contribution Margin In 2018. Up from 29.7% in 2016 and 34.1% in 2017. Since launch in 2011 92% CAGR Since launch in 2011 13+ Million Bottles Sold These statements have not been audited and reflect management’s current views based information currently available and are s ubj ect to risks and uncertainties that could cause the company’s actual results to differ materially. They are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made. Earning us a place on the exclusive Inc5000 list of fastest growing companies in 2018

Founded flagship brands like “Summer Water” and “Folly of the Beast” $4.1M in 2018 Growing 38% YoY $2.0M in 2018 Growing 45% YoY Launched wholesale in 2015 Now serving 48 states & over 3100 accounts including Whole Foods, Vons, Hollywood Bowl, as well as premium restaurants & hotels Since launch, this channel has grown at 69% CAGR with a total revenue of $17M Named as one of the 50 Most Innovative Companies by Fast Company for “using subscriber feedback to make wines millennials go crazy for.” Owning 3.3 Million Wine Ratings From over 500K Customers Investment Highlights

For a limited time, we’re opening up our doors to the public and giving investors like you the opportunity to own a piece of Winc for a minimum investment of $1000. $1.41 Share Price $110M Valuation $15M Maximum Raise Senior Preferred Shares

We Built a Seasoned Team Built for Scale Lars Rikse , SVP of Brands Lars is a strategic business leader with a consumer growth focus and brand expertise. Lars leads new brand development and PR. Prior to Winc, Lars was head of strategy at Red Bull North America and a management consultant at Bain & Co., a top - tier management consultancy. Geoff McFarlane , CEO, Board Member Geoff believes that hospitality - the authentic connection with people that makes them feel welcome, engaged and comfortable - is the key to success in a customer - driven world. As the visionary who saw just how disconnected winemaking is from the consumer, Geoff co - founded Winc. Drawing on more than 10 years of hospitality leadership, Geoff looks for every opportunity to establish meaningful connections with consumers by creating a more hospitable wine buying experience. Prior to Winc, Geoff founded and sold a series of successful restaurants and bars. He ran a 300+ person multi - brand restaurant and hospitality group that he led for over 8 years, including the Jet Hotel, a boutique property in downtown Denver. Geoff studied finance at The University of Denver’s Daniels School of Business. Brian Smith , COO, President Brian is driven by a passion to share great wine with as many people as possible. The role of Winc co - founder and COO furthers his mission to create and connect great products with today’s consumer. As COO, Brian combines his years of experience as a sommelier, winemaker and brand builder to oversee the world’s most innovative and culturally relevant wine program. A firm believer in creative collaboration, Brian led Winc to partner with Charity Water and Baja East among others. Brian and his team of winemakers carefully craft more than 100 wines a year from grape to glass. Prior to Winc, Brian founded successful finance and fashion startups. His previous wine experience includes creating the wine program for the tech - enabled Clo Wine in New York and founding the millennial cult brand Jolie Folle rosé. Matthew Thelen , General Counsel Matt is responsible for defining corporate strategy while driving organizational culture and performance. Matt is an expert in alc. beverage regulatory compliance and was previously and IP strategy & valuation professional for Merchant Banc. JD/MBA from the University of Notre Dame. Carol Brault , VP of Finance Carol is a financial and accounting executive with over 20 years of strong leadership experience. Before moving to Los Angeles to join The Honest Company, Carol lived in Columbus, Ohio where she graduated from The Ohio State University Fisher College of Business. Ryan Zotovich , Head of Winemaking Ryan is responsible for Winc’s diverse wine portfolio and has embarked on a mission to to create unique and premium wines, at an accessible price point. Prior to Winc, Ryan worked at Palmina Wines and Sea Smoke Cellars, and helped launch the Zotovich Estate brand, Zotovich Vineyards Shiloh Gray , VP of Creative Shiloh is an award - winning creative with experience in advertising, brand and digital product at industry - innovators like VMLY&R and Method. With over a decade of experience growing technology, retail, fashion and CPG brands, at Winc he’s responsible for the ideation and execution of our many creative expressions. Adam Scheich , VP of Technology With Winc since its inception, Adam currently leads the software engineering team in strategy, product development, maintenance and security of all digital properties associated with Winc's direct to consumer business. Prior to Winc, he worked at startups in the gaming and credit card industries. Lindsey Knowles , VP of Marketing Lindsey leads customer acquisition and retention, as well as oversees analytics and customer service. Prior to Winc, Lindsey worked at Goldman Sachs. Lindsey graduated cum laude with a BA in English from Harvard and received her MBA from UCLA Anderson, where she focused on marketing. Erin Green , VP of Wholesale & Ops Erin joined Winc 2015 with a focus on optimizing business operations. Erin now leads the strategic vision of Winc’s national wholesale team. Erin has extensive operational expertise in national DtC & wholesale distribution, in high growth settings. Before Winc, Erin was at LivingSocial.

Backed by Prominent Investors $45 million raised

Recognized by Press for Leading Innovation in Wine

Our Direct - to - Consumer Subscription Platform is Uniquely Designed for Building Brands Intimate Consumer Connection Allows the Company to build relationships and scale many products per year Data - Driven Business Model Enables us to find consumer segments to better scale brands C o nsum e r - L e d Brands Scale quickly in traditional distribution and drive LTV online

A Unique Omni - Channel Approach With a Platform to Scale Brands National Wholesale Scale brands Expand customer reach Winc Membership First party data Predictable revenue Offering ease of discovery Product Innovation Technology Proprietary digital platform Supply Chain Best - in - class fulfillment centers and metrics Data Real - time consumer purchasing and behavior data Marketing In - house digital marketing and customer acquisition expertise Production Streamlined product development cycle and low inventory National Sales Team Experienced and growing sales team to unlock national scale

Poised to Win With Next Generation of Wine Drinkers The U.S. wine market was valued at over $70Bn in 2018 With DtC ($3Bn) being the fastest growing segment at 12% growth in 2018 Gen - X will eclipse Boomers to become ‘the largest fine wine consuming generation’ by the year 2021. Millennials will eclipse Gen - X in 2026 Winc digital - first approach directly targets Millennials and Gen - X (over 80% of our member base) A demographic that traditional wineries have trouble reaching “Successful wineries 10 years from now will be those that adapted to a different consumer with different values — a customer who uses the internet in increasingly complex and interactive ways.” – Silicon Valley Bank Khloe Kardashian Jessica Alba Karlie Kloss Catt Saddler 97M Followers 16M Followers 8M Followers 1M Followers The above individuals were not compensated in exchange for their testimonials. In addition, their testimonials should not be construed as and/or considered investment advice.

Summer Water Case Study Scaling a culturally relevant brand in under 3 years demonstrates Winc’s unique ability to leverage data to find the “next big thing” and expand into new product categories Summer Water Performance (1000’s) 1221% Revenue CAGR $ 1 0 M Li f e time R e v e n ue 5k Waitlist for Société Membership $0 $1 , 2 5 0 $2, 5 00 $3,750 $ 5 ,000 2015 2016 2017 2018 $4,066 $2, 9 45 $552 2 4% Increase in 2018 Shipment Volume 29% Increase in 2018 Shipment Value Top 10 Eighth most shipped wine by wineries Until recently, Rosé was a forgotten bottle 2018 Industry Stats $ $ 2 2 These statements have not been audited and reflect management’s current views based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ ma terially. They are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

Summer Water Over 1.9 Billion Media Impressions These statements reflect management’s estimates and are meant for illustrative purposes. They do not represent guarantees of fut ure results, levels of activity, performance, or achievements, all of which cannot be made.

Our Portfolio of Flagship Brands is Growing Quickly Central Coast Rosé $4.1M 38% Growth YoY Central Coast Pinot Noir $2M 45% Growth YoY California Cabernet Sauvignon $2M 24% Growth YoY California Chardonnay $2.1M 53% Growth YoY $2, 7 5 0 $ 5 , 5 00 $8 , 2 5 0 $ 1 1,000 $10 , 125 $7,286 $4,270 Total Flagship Brand Revenue (1000’s) $0 2016 2017 2018 These statements have not been audited and reflect management’s current views based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially. They are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

Alcohol Brands Achieve High Revenue Multiples Premium Wine Craft Beer S p irits Target Brand Acquirer Sale Price Revenue Multiple Meiomi The Prisoner Lagunitas Ballast Point Patron Tequila Casamigos Tequila C o ns t e ll at i o n C o ns t e ll at i o n Heineken C o ns t e ll at i o n Baca r di Diageo $ 3 15M $ 2 8 5M $1B $1B $5.1B $1B 4 .8 x 6 . 0 x 5 . 0 x 8 . 7 x 7 .5 x 20x This slide reflects management’s current views with respect to future events based on information currently available and is subject to risks and uncertainties. This slide is meant for illustrative purposes and does not represent guarantees of future results, levels of activity, performance, or achievements.

Wholesale Provides Significant Reach for Our Flagship Brands 0 1875 3750 5625 7500 2015 2016 2017 2018 $6,217 $5,047 $2,184 $93 Wholesale Revenue (1000’s) $6.2M 2018 Revenue 23% 2018 Wholesale Revenue Growth 3,100 Active Retail Accounts 1,800 Active Restaurant Accounts Flagship Brands In Wholesale Found at Premium Retailers Across the Country These statements have not been audited and reflect management’s current views based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially. They are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

DtC Customer Metrics are Steadily Improving Avg. Order Value (“AOV”) $48 CAC 2018 69% Gross Margin 2018 Customer Lifetime Revenue (LTR) 0 125 2 5 0 3 7 5 5 00 2015 2016 2017 2018 56 52 46 44 These statements have not been audited and reflect management’s current views based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially. They are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

Focus on Profitability in 2018 Resulted in $5M Additional Contribution Margin Net Revenue (2011A – 2018A) Contribution Margin (2011A – 2018A) - 5000 0 5000 10000 15000 20000 25000 30000 20 1 1A 2012A 2013A 2014A 2015A 2016A 2017A 2018A 17,229 12,542 10,234 6,641 2,376 298 57 - 47 0 10000 20000 30000 40000 50000 60000 20 1 1A 2012A 2013A 2014A 2015A 2016A 2017A 2018A $40,626 $36,794 $34,428 $26, 11 1 $9,389 $2,189 $1,333 $207 These statements have not been audited and reflect management’s current views based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially. They are meant for illustrative purposes and they do not represent guarantees of future results, levels of activity, performance, or achievements, all of which cannot be made.

Multiple Growth Opportunities Customer Acquisition We will continue to scale our DTC customer acquisition efforts and continue to grow our membership through a high performing and scalable marketing mix. Partnerships We are exploring various large influencer/ brand partnerships that allow us to create not just innovative brands, but also an opportunity to reach different audiences and acquire new DtC customers. New Brand Development Winc will continue to launch new brands. Recent launches include a Keep it Chill, a red wine designed to be served chilled. Upcoming launches include a low sulfur organic red and Pregame, a canned wine spritzer. Category Expansion In 2020, Winc will launch Sake and we believe our platform is built to expand into additional categories such as beer, spirits, and other controlled consumer categories Expand National Wholesale We will heavily invest in a team to support and grow national accounts. We are currently in active conversations to gain distribution in some of the largest retailers in the US as well as international expansion Strategic Acquisitions We plan to continue to grow and foster great wine brands through strategic acquisitions. The goal is to acquire one brand per year. (Details on Next Slide) This slide reflects management’s current views with respect to future events based on information currently available and is subject to risks and uncertainties. This slide is meant for illustrative purposes and does not represent guarantees of future results, levels of activity, performance, or achievements.

Strategic Acquisitions Direct - to - Consumer Robust e - commerce platform is acquisition incentive & bargaining tool Scalable online sales Access to established, loyal customer base Reduces marketing and technology costs Increases Average - order - Value Category Expansion Sharing Resources Results in Cost Savings Increased purchasing and pricing power with vendors Reduced finance, compliance, and HR expenses Efficiencies across sales, fulfillment, operations, and warehousing Marketing More Brands = More Data and Efficient Spend Access to increased data and customer analysis Lowers Customer Acquisition Cost Increases LTV Cross Marketing Increased PR & Media Buying Power Wholesale Established Sales Team Lowers Barriers to Entry Increases points of distribution in key retail accounts Leverage case volume to better position brands’ priority Association with sought - after brands Winc’s scalable infrastructure provides multiple cost and revenue synergy opportunities.

Together with your investment, we'll continue to push the boundaries of wine making and build something undeniably awesome. Cheers to you, future partner. Drink it. Love it. Own it.

Winc Shares - Investor Perks At Winc, we believe the best bottles of wine are shared. As an exclusive benefit to our investors, we will be sharing our best wines with you and offer you many perks, including: Complementary shipment of our flagship brands , up to $348 retail value Up to $1,800 of Winc credits for purchasing our wines Exclusive magnum bottles of high - end single vineyard wine crafted by winemaker Ryan Zotovich, retail value $750 Exclusive meet - the - winemaker dinner All - Inclusive multi - day winemaking experience in Santa Barbara Annual meeting with the founders and executive team All investment perks are dependent on the investment amount, for detail on the different tiers, please visit seedinvest.com/winc Or contact us at invest@winc . c o m

A Modern Winery